As filed with the Securities and Exchange Commission on September 1, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Epsilon Energy Ltd.

(Exact name of registrant as specified in its charter)

Alberta, Canada	98-1476367
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16945 Northchase Drive, Suite 1610

Houston, Texas 77060

(281) 670-0002

(Address, including zip code, and telephone number, of Registrant’s principal executive offices)

Epsilon Energy Ltd. 2020 Equity Incentive Plan

(Full title of the plan)

Michael Raleigh

Chief Executive Officer

16945 Northchase Drive, Suite 1610

Houston, Texas 77060

(281) 670-0002

(Name, address, including zip code, and telephone number, of agent for service)

Please send copies of all communications to:

Gislar Donnenberg

DLA Piper LLP (US)

1000 Louisiana Street, Suite 2800

Houston, Texas 77002

(713) 425-8400

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered(1)	Amount To Be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, no par value	2,000,000	$3.37	$6,740,000	$874.85

(1)	The securities to be registered include common shares, no par value per share, of Epsilon Energy Ltd. (“Common Shares”) issuable under the Epsilon Energy Ltd. 2020 Equity Incentive Plan (the “2020 Plan”).

(2)	Covers 2,000,000 Common Shares issuable under the 2020 Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of Common Shares that become issuable under the 2020 Plan by reason of any share dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding Common Shares. On December 19, 2018, the Registrant’s shareholders approved a consolidation of the issued and outstanding Common Shares on the basis of one (1) new Common Share for up to every existing two (2) Common Shares issued and outstanding immediately prior to the consolidation. All share numbers in this Registration Statement reflect such consolidation.

(3)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee with respect to the 2020 Plan. The maximum price per Common Share and the maximum aggregate offering prices are based on the average of the high and low sale prices of the Common Shares reported on the Nasdaq Stock Market on August 28, 2020, which is within five business days prior to the filing of this Registration Statement.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by Epsilon Energy Ltd., a corporation organized under the laws of Alberta, Canada (the “Company” or “Registrant”), to register 2,000,000 of its common shares, no par value per share (“Common Shares”), issuable under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”), which was approved by the Company’s shareholders on September 1, 2020 (the “Approval Date”).

The 2020 Plan provides for the issuance of 2,000,000 Common Shares. No new awards may be granted under the Company’s Amended and Restated 2017 Stock Option Plan (the “2017 Plan”) or the Company’s Share Compensation Plan (the “Share Compensation Plan” and collectively with the 2017 Plan, the “Predecessor Plans”) as of the Approval Date (although awards granted under the Predecessor Plans prior to the Approval Date (“Predecessor Awards”) will remain outstanding in accordance with their terms and those of the Predecessor Plan under which they were awarded).

PART I

Information Required in the Section 10(a) Prospectus

Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents need not be filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. See Rule 428(a)(1) (§230.428(a)(1)).

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Registrant’s annual report on Form 10-K for the year ended December 31, 2019, filed on March 18, 2020 (File No. 001-38770),

(b)	the quarterly report on Form 10-Q for the quarterly period ended March 31, 2020 filed on May 13, 2020, the quarterly report on Form 10-Q for the quarterly period ended June 30, 2020 filed on August 13, 2020, the Definitive Proxy Statement on Schedule 14A filed on August 4, 2020, the Current Report on Form 8-K filed on February 27, 2020, the Current Report on Form 8-K filed on July 7, 2020, the Current Report on Form 8-K filed on July 22, 2020, the Current Report on Form 8-K filed on July 23, 2020, and the Current Report on Form 8-K filed on September 1, 2020; and

(c)	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 10 (Registration No. 001-38770) filed with the Commission on January 30, 2019 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, including the description of the Registrant’s common stock contained in Exhibit 4.1 of the Registrant’s annual report on Form 10-K for the year ended December 31, 2019, filed on March 18, 2020 (File No. 001-38770).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold (other than information that is furnished rather than filed in accordance with Commission rules), will be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under Section 124 of the Business Corporations Act (Alberta) (the “ABCA”), except in respect of an action by or on behalf of Epsilon Energy Ltd. (“us” or “we”) or body corporate to procure a judgment in our favor, we may indemnify a current or former director or officer or a person who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor and the heirs and legal representatives of any such persons (collectively, ‘‘Indemnified Persons’’) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Person in respect of any civil, criminal or administrative actions or proceedings to which the director or officer is made a party by reason of being or having been our director or officer, if (i) the director or officer acted honestly and in good faith with a view to our best interests, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that such director’s or officer’s conduct was lawful (collectively, the ‘‘Indemnification Conditions’’).

Notwithstanding the foregoing, the ABCA provides that an Indemnified Person is entitled to indemnity from us in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been our director or officer, if the person seeking indemnity (i) was substantially successful on the merits in the person’s defense of the action or proceeding, (ii) fulfills the Indemnification Conditions, and (iii) is fairly and reasonably entitled to indemnity. We may advance funds to an Indemnified Person for the costs, charges and expenses of a proceeding; however, the Indemnified Person shall repay the moneys if such individual does not fulfill the Indemnification Conditions. The indemnification may be made in connection with a derivative action only with court approval and only if the Indemnification Conditions are met.

As contemplated by Section 124(4) of the ABCA and our by-laws, we have acquired and maintain liability insurance for our directors and officers with coverage and terms that are customary for a company of our size in our industry of operations. The ABCA provides that we may not purchase insurance for the benefit of an Indemnified Person against a liability that relates to the person’s failure to act honestly and in good faith with a view to our best interests.

Our by-laws provide that, subject to the ABCA, the Indemnified Persons shall be indemnified against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Company or such body corporate, if the Indemnification Conditions are satisfied. In addition, pursuant to our by-laws, we may indemnify such person in such other circumstances as the ABCA or law permits.

Our by-laws also provide that none of our directors or officers shall be liable for the acts, receipts, neglects or defaults of any other director, officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to us through the insufficiency or deficiency of title to any property acquired for or on behalf of us, or for the insufficiency or deficiency of any security in or upon which any of our moneys shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of our moneys, securities or effects shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his or her office or in relation thereto; provided that nothing in our by-laws shall relieve any director or officer from the duty to act in accordance with the ABCA and the regulations thereunder. The foregoing is premised on the requirement under our by-laws that each of our directors and officers in exercising his or her powers and discharging duties shall act honestly and in good faith with a view to our best interests and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

We have entered into indemnification agreements with our directors and officers which generally require that we indemnify and hold the indemnitees harmless to the greatest extent permitted by law for liabilities arising out of the indemnitees’ service to us and our subsidiaries as directors and officers, if the indemnitees acted honestly and in good faith with a view to our best interests and, with respect to criminal or administrative actions or proceedings that are enforced by monetary penalty, if the indemnitee had no reasonable grounds to believe that his or her conduct was unlawful. The indemnification agreements also provide for the advancement of defense expenses to the indemnitees by us.

The Registrant currently carries liability insurance for its directors and officers.

See also the undertakings set out in response to Item 9 of this Registration Statement.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Articles of Incorporation of Epsilon Energy Ltd. (incorporated by reference to Exhibit 3.1 of Form 10, File No. 001-38770, filed on December 21, 2018)	10	001-38770	3.1	12/21/2018

4.2	Articles of Amendment dated December 19, 2018 (incorporated by reference to Exhibit 3.3 of Form 10 File No. 001-38770, filed on December 21, 2018)	10	001-38770	3.3	12/21/2018

4.3	Bylaws of Epsilon Energy Ltd. (incorporated by reference to Exhibit 3.2 of Form 10, File No. 001-38770, filed on December 21, 2018)	10	001-38770	3.2	12/21/2018

4.4	Amendment to Bylaws of Epsilon Energy Ltd.					X

4.5	2020 Equity Incentive Plan					X

5.1	Opinion re legality					X

23.1	Consent of BDO USA, LLP					X

23.2	Consent of DeGolyer and MacNaughton

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)					X

24.1	Power of Attorney (included on the signature page of this Registration Statement)					X

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

(A) Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on this 1st day of September, 2020.

EPSILON ENERGY, LTD.

By:	/s/ B. Lane Bond
B. Lane Bond
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael Raleigh and B. Lane Bond, and each of them severally, his or her true and lawful attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Michael Raleigh	Chief Executive Officer and Director	September 1, 2020
Michael Raleigh	(Principal Executive Officer)

/s/ B. Lane Bond	Chief Financial Officer	September 1, 2020
B. Lane Bond	(Principal Financial and Accounting Officer)

/s/ John Lovoi	Chairman of the Board	September 1, 2020
John Lovoi

/s/ Matthew Dougherty	Director	September 1, 2020
Matthew Dougherty

/s/ Stephen Finlayson	Director	September 1, 2020
Stephen Finlayson

/s/ Ryan Roebuck	Director	September 1, 2020
Ryan Roebuck

/s/ Jacob Roorda	Director	September 1, 2020
Jacob Roorda

/s/ Tracy Stephens	Director	September 1, 2020
Tracy Stephens